Exhibit 99.1

Echo Global Logistics, Inc. Promotes Peter M. Rogers to Chief Financial Officer

CHICAGO, Oct. 05, 2020 /PRNewsire/ -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today announced that Peter M. Rogers, SVP Finance – Controller, has been promoted to the position of Chief Financial Officer, effective October 5, 2020. Mr. Rogers will succeed Kyle L. Sauers who, will be departing the Company to pursue other interests. Mr. Sauers will remain at the Company as a non-executive employee for a short period to ensure a smooth transition for the Company.

Mr. Rogers has over 13 years of experience with Echo and most recently served as the Company’s SVP Finance – Controller since March 2019 with the responsibility of leading the Company’s accounting, tax and reporting functions. He previously served in various roles at the Company including as VP Finance – Controller from October 2013 to March 2019, Director of Accounting from January 2012 to October 2013, and Finance Manager from July 2007 to December 2011. Prior to joining the Company, he began his career at Crowe LLP from 2005 to 2007. Mr. Rogers has a bachelor's degree in accounting from the Mendoza College of Business at the University of Notre Dame, and a master's in accounting from Northern Illinois University. Mr. Rogers is a Certified Public Accountant.

Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer, commented, “Pete has earned this new role through his exceptional accomplishments and leadership throughout his 13 years at the Company. I am confident that his insights will be very valuable as we continue to pursue our growth strategy.”

Waggoner added, “On behalf of the entire board of directors and management team, I want to thank Kyle for his service and dedication to our company. We wish him the best.”

“I am honored to take on this new role at Echo,” said Rogers. “I look forward to joining the executive team and partnering with them to develop and implement business strategies and add value to our stakeholders, including our investors, employees, clients and carriers.”

Forward-Looking Statements

All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings “Risk Factors” and “Forward-Looking Statements” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the SEC.

About Echo Global Logistics

Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading Fortune 1000 provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 50,000 transportation providers to serve 35,000 clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.

INVESTOR RELATIONS CONTACTS:

Zach Jecklin

SVP of Strategy

Echo Global Logistics

(312) 784-2046

MEDIA CONTACT:

Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132